Exhibit 21.1

The following is a list of subsidiaries of MINDBODY, Inc. as of December 31, 2017:

Name of Subsidiary	Jurisdiction of Organization
MINDBODY AUSTRALIA PTY LTD	Australia
MINDBODY, LTD.	United Kingdom